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                                            EXHIBIT (11)

                            THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                                  Computation of Earnings Per Share
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                                Dollars and Share Amounts in Millions
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                                                               Years Ended June 30
                                                  ------------------------------------------------
NET EARNINGS PER SHARE                            1990      1991      1992      1993      1994
- - ----------------------                            ----      ----      ----      ----      ----
Net Earnings/(Loss)                               $1,602    $1,773    $1,872    $(656)    $2,211
  Deduct preferred stock dividends                    47        78        94      102        102
                                                  ------    ------    ------    ------    ------
Net Earnings/(Loss) Applicable to Common Stock     1,555     1,695     1,778     (758)     2,109
- - ---------------------------------------------
  Average number of common shares
    outstanding                                    692.1     689.5     677.4     680.4     683.1

Per Share
- - ---------
  Net earnings before prior years' effect
    of accounting changes                             --       --        --      $0.25       --
  Prior year effect of accounting changes             --       --        --     $(1.36)      --

  Net Earnings/(Loss) per share                    $2.25     $2.46     $2.62    $(1.11)    $3.09

NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- - -------------------------------
Net Earnings/(Loss)                               $1,602    $1,773    $1,872     $(656)   $2,211
  Deduct differential -- preferred
    vs. common dividends                              26        52        60        57        51
                                                  ------    ------    ------    -------   ------
Net Earnings/(Loss) Applicable to Common Stock     1,576     1,721     1,812      (713)    2,160
- - ----------------------------------------------
  Average number of common shares
    outstanding                                    692.1     689.5     677.4     680.4     683.1
  Add potential effect of:
    Exercise of options                             10.0       7.7       7.5       7.2       6.0
    Conversion of preferred stock                   36.5      48.0      55.2      54.7      53.9
                                                  --------  --------  --------  --------  -------
  Average number of common shares
    outstanding, assuming full dilution            738.6     745.2     740.1     742.3     743.0

Per Share Assuming full dilution
- - --------------------------------
  Net earnings before prior years' effect
    of accounting changes                            --        --        --      $0.29       --
  Prior year effect of accounting changes            --        --        --     $(1.25)      --

  Net Earnings/(Loss)                              $2.13     $2.31     $2.45    $(0.96)    $2.91
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